Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Gary Davis 203-353-5066 Investors: Michael Weitz 203-352-8642
World Wrestling Entertainment, Inc. Reports
2008 Second Quarter Results
STAMFORD, Conn., August 5, 2008 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its second quarter ended June 30, 2008. Revenues totaled $129.7 million as compared to $137.5 million in the prior year quarter. Operating income was $12.0 million as compared to $9.7 million in the prior year quarter. Net income was $7.0 million, or $0.10 per share, as compared to $7.0 million, or $0.10 per share, in the prior year quarter.
Revenue increased 19% for the first six months of the year, with growth coming from across all of the Company’s business units.  Operating Income increased 29% to $39.1 million, reflecting the impact of a $15.7 million film impairment charge recorded in the second quarter of 2007.  Excluding this charge, operating income declined 15% from the prior year.
In assessing the first half performance, Chief Executive Officer Linda McMahon said, “The Company made important progress in terms of its fundamental operating objectives. We achieved a significant increase in revenue from our international operations, continued the strong growth of our live event, licensing and home video sales, and maintained improved trends in our pay-per-view business.
However, for the first six months of the year our total operating expenses, on an adjusted basis, grew 27%, exceeding the percentage growth in revenue. Although the rise in expenses broadly supports our top-line growth, the disproportionate growth in expenses is unacceptable. Therefore, we are implementing stronger cost control measures, reassessing our spending and the priority of our investments to drive increases in earnings and margins,” concluded Mrs. McMahon.
Comparability of Results
There are three items that should be highlighted while reviewing the following press release for ease of comparability. The results for our premiere pay-per-view event, WrestleMania®, occurred in Q2 2007 as compared to Q1 in 2008. WrestleMania 23 in the second quarter of 2007 contributed in the aggregate approximately $31.4 million of revenues and $9.7 million of profit contribution ($6.6 million, net of tax). The prior year quarter also included a $15.7 million non-cash film impairment charge related to revised expectations of our feature film “The Condemned”. Finally, our McMahon’s Million Dollar Mania advertising campaign in the current quarter resulted in a charge of approximately $3.5 million, which was recorded in SG&A. It should be noted that WWE’s principal shareholder and Chairman, Vincent K. McMahon, reimbursed the Company for the prize money awarded to members of the WWE Universe.
Results By Business Segment
The following charts reflect net revenues by segment and by geographical region for the three months ended June 30, 2008 and June 30, 2007. (Dollars in millions)

	Net Revenues by Segment
	Three Months Ended
	June 30,	June 30,
	2008	2007
Live and Televised Entertainment	$86.8	$102.9
Consumer Products	32.4	26.4
Digital Media	7.9	8.2
WWE Films	2.6	—

Total	$129.7	$137.5

	Net Revenues by Region
	Three Months Ended
	June 30,	June 30,
	2008	2007
North America	$86.4	$104.0
Europe, Middle East & Africa (EMEA)	29.2	26.4
Asia Pacific (APAC)	12.7	6.8
Emerging Markets*	1.4	0.3

Total	$129.7	$137.5

*	Emerging Markets is defined by management as operations in Latin America and China
Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $86.8 million for the current quarter as compared to $102.9 million in the prior year quarter. Included in the prior year revenue was $31.4 million relating to WrestleMania 23.
•	Live Event revenues were $35.3 million as compared to $30.1 million in the prior year quarter, primarily due to the strength of our international events. The prior year quarter included $5.4 million of revenue for WrestleMania 23.

•	There were 83 events, including 31 international events, during the current quarter as compared to 84 events, including 26 international events, in the prior year quarter.

•	International events revenue increased by approximately $9.2 million, based on two highly successful tours in Europe and Australia during the current quarter. Average international attendance was approximately 9,100 in the quarter as compared to 6,000 in the prior year quarter.

•	North American events were approximately $4.0 million lower in the current quarter due to the timing of our WrestleMania event. The average ticket price for North American events was approximately $40.00 in the current quarter as compared to $46.00 in the prior year quarter. Average North American attendance was approximately 6,900 in the current quarter and the prior year quarter. Excluding the impact of WrestleMania in the prior year, the average North American ticket price was approximately $39.00 and average attendance was 5,800.
•	Pay-Per-View revenues were $17.9 million as compared to $39.8 million in the prior year quarter. There were four pay-per-view events produced in the current year as compared to five events in the prior year. WrestleMania 23 in 2007 generated approximately 1.2 million buys and $24.6 million in revenue in the prior year quarter.
The details for the number of buys (in 000s) are as follows:

	Three Months Ended	Three Months Ended
Events (in chronological order)	June 30, 2008	June 30, 2007
WrestleMania®	—	1,188
Backlash®	200	194
Judgment Day®	252	242
One Night Stand™	194	186
Night of Champions™ / Vengeance®	273	243

	919	2,053

Prior events	144	51

Total	1,063	2,104
•	WrestleMania XXIV in 2008 generated approximately 1.1 million buys and $23.8 million in revenue during our first quarter.

•	Excluding WrestleMania, the buys for the four pay-per-view events held in the second quarter of both 2007 and 2008 increased by 6%.

•	Our pay-per-view event historically named Vengeance was re-branded Night of Champions in 2008.
•	Venue Merchandise revenues were $5.2 million as compared to $5.4 million in the prior year quarter, as per capita spending by our fans decreased by approximately $2.00 to $10.85 in the current quarter, reflecting $1.4 million of revenue for WrestleMania 23 in the prior year quarter. Partially offsetting this decline was an increase from venue merchandise sales at our international events.

•	Television Rights Fees revenues were $24.7 million as compared to $23.9 million in the prior year quarter. This increase is primarily due to contractual increases in international rights fees.

•	WWE 24/7® On Demand revenues were $1.8 million as compared to $1.3 million in the prior year quarter. The increase in revenues reflects the growth in the number of subscribers for our video-on-demand program.
Consumer Products
Revenues from our Consumer Products businesses were $32.4 million versus $26.4 million in the prior year quarter, representing a 22% increase.
•	Home Video net revenues were $18.5 million as compared to $14.8 million in the prior year quarter. We shipped over 305,000 DVD units of WrestleMania XXIV, which represented our best selling title in the current quarter, which approximates the units shipped in the prior year for WrestleMania 23. In addition, we shipped a combined 300,000 DVD units for the two releases of The Rock®: The Most Electrifying Man in Sports Entertainment and Twist of Fate: The Matt and Jeff Hardy™ Story in the current quarter.

•	Licensing revenues were $9.0 million as compared to $7.7 million in the prior year quarter, primarily reflecting increases in videogame related sales as our successful SmackDown® vs. Raw® 2008 title was available on additional video game platforms.

•	Magazine publishing net revenues were $4.3 million as compared to $3.7 million in the prior year quarter, representing a 16% increase. In the current quarter we launched our new WWE® Kids magazine, a bi-monthly publication for the younger WWE fans 6 – 14 years old. The current year quarter includes the impact of two issues of WWE Kids and one additional special issue as compared to the prior year.
Digital Media
Revenues from our Digital Media related businesses were $7.9 million as compared to $8.2 million in the prior year, representing a 4% decrease.
•	WWE.com revenues were $4.0 million as compared to $4.6 million in the prior year quarter, reflecting less revenue from wireless content and lower pay-per-view webcasts and sales of online advertising, partially due to the timing of WrestleMania.

•	WWEShop revenues were $3.9 million as compared to $3.6 million in the prior year quarter, due to a 4% increase in the number of orders processed during the current quarter and a 4% increase in the average revenue per order to $53.18.

WWE Studios (formerly WWE Films)
We recorded revenue of $2.6 million in the current quarter related to our three theatrical releases. There was no revenue recorded in the prior year quarter. As previously disclosed, we recorded a $15.7 million asset impairment for “The Condemned” in the prior year quarter.
Profit Contribution (Net revenues less cost of revenues)
Profit contribution was $53.3 million in the current quarter as compared to $37.0 million in the prior year quarter, and the profit contribution margin was approximately 41% as compared to 27% in the prior year. Excluding the impact of the $15.7 million feature film asset impairment discussed above, the profit contribution margin in the prior year quarter would have been 38%. Pay-per-view margins were higher in Q2 2008 as the prior year included the staging costs of producing WrestleMania 23 in a large stadium. Television gross profit contribution declined in 2008 based on the additional costs associated with broadcasting in High Definition and increased costs associated with a new set utilized for our televised events.
Selling, general and administrative expenses
SG&A expenses were $37.6 million for the current quarter as compared to $25.0 million in the prior year quarter. The increase in the current year was driven by several significant initiatives. McMahon’s Million Dollar Mania resulted in an incremental $3.5 million of SG&A expense. As previously mentioned, the Company’s Chairman reimbursed the Company for a significant portion of these costs, net of the anticipated tax benefit. Legal and professional fees increased $2.4 million due to increased litigation costs in the current year and the absence of a $0.9 positive settlement received in the prior year quarter. Staff related costs have increased due in part to our international expansion efforts.
EBITDA
EBITDA for the current quarter was approximately $15.7, as compared to $12.0 million in the prior year. Excluding the impact of the film impairment charge and WrestleMania in the prior year quarter, EBITDA would have been $18.0 million.
Investment and Other Income (Expense)
The decline in investment income in the current quarter reflects lower short-term interest rates. Our other income (expense), net line item reflects our quarterly revaluation of warrants held by WWE for a licensee.
Effective tax rate
In the current quarter the effective tax rate was 40% as compared to 37% in the prior year quarter. The current year rate includes the accrual of additional FIN 48 liabilities.

Summary Results for the Six Months Ended
Total revenues through the six months ended June 30, 2008 were $292.3 million as compared to $244.9 million in the prior year period. Operating income for the current period was $39.1 million versus $30.3 million in the prior year period. Net income was $26.6 million, or $0.36 per share, as compared to $22.2 million, or $0.31 per share, in the prior year period. As discussed above, the prior year results reflect the $15.7 million asset impairment for “The Condemned”.
Excluding the effect of impairment charge discussed above, operating income would have been $46.0 million and net income would have been $32.2 million, or $0.45 per share, in the prior year period.
The following charts reflect net revenues by segment and by geographical region for the six months ended June 30, 2008 and June 30, 2007. (Dollars in millions)

	Net Revenues by Segment
	Six Months Ended
	June 30,	June 30,
	2008	2007
Live and Televised Entertainment	$186.6	$165.9
Consumer Products	75.8	63.8
Digital Media	16.0	15.2
WWE Films	13.9	—

Total	$292.3	$244.9

	Net Revenues by Region
	Six Months Ended
	June 30,	June 30,
	2008	2007
North America	$215.1	$187.4
Europe, Middle East & Africa (EMEA)	52.4	41.7
Asia Pacific (APAC)	21.6	13.5
Emerging Markets*	3.2	2.3

Total	$292.3	$244.9

*	Emerging Markets is defined by management as operations in Latin America and China

Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $186.6 million for the current period as compared to $165.9 million in the prior year, an increase of 12%.

	June 30,	June 30,
	2008	2007
Live Events	$59.9	$48.3
Pay-Per-View	$59.1	$55.6
Venue Merchandise	$10.8	$10.6
Television Rights Fees	$48.7	$45.8
Television Advertising	$3.3	$2.2
WWE 24/7	$3.4	$2.3
Consumer Products
Revenues from our Consumer Products businesses were $75.8 million versus $63.8 million in the prior year, an increase of 19%.

	June 30,	June 30,
	2008	2007
Home Video	$32.5	$28.2
Licensing	$35.2	$28.3
Magazine Publishing	$7.2	$6.6
Digital Media
Revenues from our Digital Media related businesses were $16.0 million as compared to $15.2 million in the prior year, an increase of 5%.

	June 30,	June 30,
	2008	2007
WWE.com	$8.5	$7.4
WWEShop	$7.5	$7.8
WWE Studios (formerly WWE Films)
We recorded revenue of $13.9 million in the current period related to our three theatrical releases. There was no revenue recorded in the prior year quarter. As previously disclosed, we recorded a $15.7 million asset impairment for “The Condemned” in the prior year period.

Profit Contribution (Net revenues less cost of revenues)
Profit contribution was $115.9 million in the current period as compared to $86.3 million in the prior year period, while the profit contribution margin was approximately 40% in the current year as compared to 35% in the prior year period. Excluding the impact of the $15.7 million feature film asset impairment discussed above, the profit contribution margin would have been 42% in the prior year period. Improved margins from our live event business were offset by increased pay-per-view and television production costs.
Selling, general and administrative expenses
SG&A expenses were $70.6 million for the current period as compared to $51.4 million in the prior year period, reflecting additional staffing, legal and professional, and marketing costs.
EBITDA
EBITDA for the current period was approximately $45.3 million, as compared to $34.9 million, or $50.6 million excluding the film impairment in the prior year period.
Investment and Other Income (Expense)
The decline in investment income in the current period reflects lower short-term interest rates. Our other income (expense), net line item reflects our quarterly revaluation of warrants held by WWE for a licensee, which was a negative adjustment of approximately $1.5 million in the current period.
Effective tax rate
In the year the effective tax rate was 33% as compared to 36% in the prior year. The current year rate reflects tax benefits related to previously unrecognized tax positions.
Cash Flows
Net cash provided by operating activities was $3.1 million for the six months ended June 30, 2008 as compared to $48.8 million in the prior year period, as we spent approximately $23.0 million related to WWE Studios projects in the current period.
Additional information
Additional business metrics are made available to investors on a monthly basis on our corporate website – corporate.wwe.com.
Note: World Wrestling Entertainment, Inc. will host a conference call on August 5, 2008 at 11:00 a.m. ET to discuss the Company’s earnings results for the second quarter of 2008. All interested parties can access the conference call by dialing 800-795-1259 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

Additional information on World Wrestling Entertainment Inc. (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.
Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, copyrights and logos are the exclusive property of World Wrestling Entertainment, Inc. and its subsidiaries.  All other trademarks, logos and copyrights are the property of their respective owners.
Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, feature films, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition to these risks and uncertainties, our dividend is based on a number of factors, including our liquidity and historical and projected cash flow, strategic plan, our financial results and condition, contractual and legal restrictions on the payment of dividends and such other factors as our board of directors may consider relevant.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
Net revenues	$129,658	$137,511	$292,290	$244,902

Cost of revenues	76,358	100,524	176,376	158,621
Selling, general and administrative expenses	37,596	25,008	70,621	51,369
Depreciation and amortization	3,719	2,252	6,191	4,604

Operating income	11,985	9,727	39,102	30,308

Investment income, net	1,476	1,681	3,221	3,979
Interest expense	104	126	214	234
Other (expense) income, net	(1,617)	(60)	(2,293)	346

Income before income taxes	11,740	11,222	39,816	34,399

Provision for income taxes	4,709	4,176	13,260	12,215

Net income	$7,031	$7,046	$26,556	$22,184

Earnings per share – basic:
Net income	$0.10	$0.10	$0.37	$0.31

Earnings per share – diluted:
Net income	$0.10	$0.10	$0.36	$0.31

Shares used in per share calculations:
Basic	72,659	71,307	72,448	71,176

Diluted	73,659	72,145	73,243	71,949

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	June 30,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:

Cash and equivalents	$138,149	$135,805
Short-term investments	46,242	130,548
Accounts receivable, net	79,515	56,597

Inventory, net	5,627	4,717
Prepaid expenses and other current assets	26,773	20,053

Total current assets	296,306	347,720

PROPERTY AND EQUIPMENT, NET	87,722	77,771

FEATURE FILM PRODUCTION ASSETS	33,043	21,890

INVESTMENT SECURITIES	33,140	—

INTANGIBLE ASSETS, NET	1,803	2,302

OTHER ASSETS	17,595	20,373

TOTAL ASSETS	$469,609	$470,056

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$965	$927
Accounts payable	22,622	21,951
Accrued expenses and other liabilities	33,051	30,684
Deferred income	19,935	18,012

Total current liabilities	76,573	71,574

LONG-TERM DEBT	4,383	4,875
OTHER LONG-TERM LIABILITIES	6,449	10,227

STOCKHOLDERS’ EQUITY:
Class A common stock	246	241
Class B common stock	477	477
Additional paid-in capital	315,493	301,329
Accumulated other comprehensive income	2,423	2,894
Retained earnings	63,565	78,439

Total stockholders’ equity	382,204	383,380

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$469,609	$470,056

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2008	2007
OPERATING ACTIVITIES:
Net income	$26,556	$22,184
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of feature film production assets	9,786	—
Write-off of feature film production assets	—	15,919
Revaluation of warrants	1,470	(117)
Depreciation and amortization	6,191	4,604
Realized loss on sale of investments	348	730
Amortization of investment income	173	(247)
Stock compensation costs	5,733	4,218
Provision for doubtful accounts	233	(573)
Provision for inventory obsolescence	1,993	1,090
Reimbursement of operating expenses by principal shareholder	1,950	—
Benefit for deferred income taxes	(813)	(1,636)
Excess tax benefit from stock-based payment arrangements	(949)	(795)
Changes in assets and liabilities:
Accounts receivable	(23,151)	(1,923)
Inventory	(2,903)	(1,350)
Prepaid expenses and other assets	(2,672)	3,508
Feature film production assets	(22,968)	(1,631)
Accounts payable	671	(18)
Accrued expenses and other liabilities	(739)	6,070
Deferred income	2,169	(1,259)

Net cash provided by operating activities	3,078	48,774

INVESTING ACTIVITIES:
Purchase of property and equipment	(15,461)	(2,578)
Purchase of other assets	(182)	(166)
Purchase of short-term investments	(93,899)	(79,695)
Proceeds from sales or maturities of short-term investments	143,634	57,275

Net cash provided by (used in) investing activities	34,092	(25,164)

FINANCING ACTIVITIES:
Repayments of long-term debt	(455)	(422)
Dividends paid	(40,494)	(34,214)
Issuance of stock, net	457	438
Proceeds from exercise of stock options	4,717	5,893
Excess tax benefit from stock-based compensation arrangements	949	795

Net cash used in financing activities	(34,826)	(27,510)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,344	(3,900)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	135,805	86,267

CASH AND CASH EQUIVALENTS, END OF PERIOD	$138,149	$82,367

World Wrestling Entertainment, Inc.
Supplemental Information — EBITDA
(dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
Net income reported on U.S. GAAP basis	$7,031	$7,046	$26,556	$22,184

Provision for income taxes	4,709	4,176	13,260	12,215
Interest and other, net	(245)	1,495	714	4,091

Depreciation and amortization	3,719	2,252	6,191	4,604

EBITDA	$15,704	$11,979	$45,293	$34,912

Non-GAAP Measure:
EBITDA is defined as net income before interest and other income, income taxes, depreciation and amortization. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
Net cash (used in) provided by operating activities	$(11,959)	$24,077	$3,078	$48,774

Less cash used in capital expenditures:
Purchase of property and equipment	(5,834)	(1,090)	(15,461)	(2,578)
Purchase of other assets	(108)	(104)	(182)	(166)

Free Cash Flow	$(17,901)	$22,883	$(12,565)	$46,030

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by continuing operations less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.